SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) November 5, 2007

deCODE genetics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-30469	04-3326704
(State or Other Juris-	(Commission	(I.R.S. Employer
diction of Incorporation)	File Number)	Identification No.)

Sturlugata 8, IS-101 Reykjavik, Iceland

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code +354-570-1900

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 2.02.              Results of Operations and Financial Condition

On November 5, 2007, deCODE genetics, Inc. (the “Corporation”) issued a press release (the “Release”) containing financial information regarding its results of operations and financial condition for the quarter ended September 30, 2007. Exhibit 99.1 hereto, which is being furnished and not filed herewith, contains the text of the Release.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Adoption of Change in Control Benefits Plan

On November 6, 2007, the Corporation’s Board of Directors adopted the deCODE genetics, Inc. Change in Control Benefits Plan (the “Plan”) to provide specified benefits to designated employees who are members of the Corporation’s management in connection with a Change in Control of the Corporation. The following summary of the Plan is qualified in its entirety by reference to the text of the Plan, which is filed herewith as Exhibit 99.2 and incorporated herein by reference.

The participants in the Plan are (i) the Corporation’s Chief Executive Officer, (ii) the Corporation’s officers who are required to file reports under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Reporting Officers”), (iii) the other officers of the Corporation elected by the Board of Directors from time to time and (iv) such other employees as the Compensation Committee of the Board of Directors or the Board of Directors may designate from time to time. The following named executive officers are participants in the Plan:  Kari Stefansson, Lance Thibault, Mark Gurney and Daniel Hartman.

Pursuant to the Plan, the Chief Executive and the Reporting Officers will be entitled to receive benefits under the Plan upon a Change in Control (as defined in the Plan). Benefits payable to the Chief Executive Officer are (i) a lump sum equal to 3 times his salary and annual bonus (calculated in accordance with the Plan) and (ii) continuation of insurance benefits for him and his dependents for 36 months. Benefits payable to the Reporting Officers are (i) a lump sum equal to 2 times their salaries and annual bonuses (calculated in accordance with the Plan) and (ii) continuation of insurance benefits for them and their dependents for 24 months.

The other participants will be entitled to receive benefits under the Plan upon their termination without Cause or a resignation for Good Reason (each as defined in the Plan) within 24 months of a Change in Control. Benefits payable to the other participants are (i) a lump sum equal to 1 times their salaries and annual bonuses (calculated in accordance with the Plan) and (ii) continuation of insurance benefits for them and their dependents for 12 months.

Pursuant to the Plan, following a Change in Control all options and other equity awards will vest automatically whether or not held by an employee who is otherwise entitled to participate in the Plan.

The Plan provides that any payments that are subject to the U.S. excise tax on excess parachute payments will (i) be reduced to the amount that would result in no excise tax being imposed or (ii) paid in full, whichever produces the better net after-tax position to the participating employee.

The Plan provides that benefits under the Plan will be reduced to the extent that they are duplicated by benefits under employment plans or agreements or payable by law. In addition, if the Chief Executive Officer or a Reporting Officer has an employment agreement that provides for benefits upon future termination of employment following a Change in Control, he or she must waive those benefits (up to the amount to be received under the Plan) as a condition to receipt of benefits under the Plan.

Compensatory Arrangements of Chief Operating Officer

On June 11, 2007, the Corporation elected Axel Nielsen to the position of Chief Operating Officer. Mr. Nielsen’s appointment was reported in the Corporation’s Current Report on Form 8-K filed on June 14, 2007.

In connection with his appointment, on November 5, 2007, the Compensation Committee of the Corporation’s Board of Director approved a compensation package for Mr. Nielsen pursuant to which he will receive an initial annual salary of $365,000. In addition Mr. Nielsen will be eligible to receive an annual bonus of up to 50% of his annual salary, as the Corporation’s Board of Directors (or its Compensation Committee) may determine in its sole discretion based upon performance targets or otherwise. Mr. Nielsen is a “Reporting Officer” as defined in the Change in Control Benefits Plan described above, and as such, will be eligible to receive the benefits provided thereunder.

On November 5, 2007, deCODE granted Mr. Nielsen  a stock option to purchase 350,000 shares of the Corporation’s common stock with an exercise price of $3.38, which was the closing price of the Corporation’s common stock on the last trading day prior to the date of grant as reported on The Nasdaq Global Market. The option will vest over a four-year period, provided that, under the terms of the Change in Control Benefits Plan, the option will become 100% vested immediately upon a Change in Control.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release issued November 5, 2007

99.2	deCODE genetics, Inc. Change in Control Benefits Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

deCODE genetics, Inc.

By:	/s/ KARI STEFANSSON
Kari Stefansson,
President, Chief Executive Officer

Dated:  November 8, 2007